Exhibit 5.1

787 Seventh Avenue
New York, NY 10019-6099
Tel: 212 728 8000
Fax: 212 728 8111

April 3, 2014

The Interpublic Group of Companies, Inc.

1114 Avenue of the Americas

New York, NY 10036

Re:	Offering of 4.20% Senior Notes due 2024

Ladies and Gentlemen:

We have acted as special counsel to The Interpublic Group of Companies, Inc., a Delaware corporation (the “Company”), in connection with the sale by the Company of $500,000,000 aggregate principal amount of its 4.20% Senior Notes due 2024 (the “Securities”), pursuant to that certain Terms Agreement, dated March 31, 2014, by and among the Company and Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, as representatives of the underwriters named therein (the “Underwriters”). The Securities were issued pursuant to a Senior Debt Indenture, dated as of March 2, 2012 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a Fourth Supplemental Indenture, dated as of April 3, 2014 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Notes Indenture”), between the Company and the Trustee. The Notes are being offered pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being delivered in connection with that certain Registration Statement on Form S-3 (No. 333-179667), as amended, originally filed with the Securities and Exchange Commission (the “Commission”) on February 24, 2012 (the “Registration Statement”) and the related prospectus contained in the Registration Statement, as supplemented by the final prospectus supplement relating to the Securities, dated March 31, 2014, filed with the Commission pursuant to Rule 424 under the Securities Act (as so supplemented, the “Prospectus”).

We have examined such documents as we have considered necessary for purposes of this opinion, including (i) the Registration Statement, (ii) the Prospectus, (iii) the Notes Indenture, (iv) certified copies of the certificate of incorporation and by-laws of the Company, (v) the Terms Agreement, (vi) the form of global certificate evidencing the Securities and (vii) such other documents and matters of law as we have deemed necessary in connection with the opinions hereinafter expressed.

As to questions of fact material to the opinions expressed below, we have relied without independent check or verification upon certificates and comparable documents of public officials and officers and representatives of the Company and statements of fact contained in the documents we have examined. In our examination and in rendering our opinions contained herein, we have assumed (i) the genuineness of all signatures of all parties; (ii) the authenticity of all corporate records, documents, agreements, instruments and certificates submitted to us as originals and the conformity to original documents and agreements of all documents and

NEW YORK    WASHINGTON    PARIS    LONDON    MILAN    ROME     FRANKFURT    BRUSSELS

in alliance with Dickson Minto W.S., London and Edinburgh

The Interpublic Group of Companies

agreements submitted to us as conformed, certified or photostatic copies; (iii) the due organization, valid existence and good standing of all parties (other than the Company) under all applicable laws; (iv) the legal right and power of all parties (other than the Company) under all applicable laws and regulations to enter into, execute and deliver such documents, agreements and instruments; (v) the due authorization, execution and delivery of the Registration Statement and due authorization of all documents, agreements and instruments (including the Notes Indenture) by all parties thereto (other than the Company) and the binding effect of such documents, agreements and instruments on all parties (other than the Company); (vi) that all consents, approvals and authorizations by any governmental authority required to be obtained by all parties (other than the Company) have been obtained by such parties; and (vii) the capacity of natural persons. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been duly authorized and, when they have been duly executed and authenticated in accordance with the provisions of the Notes Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Terms Agreement, will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Notes Indenture.

We express no opinion as to the enforceability of Section 1.15 of the Base Indenture relating to currency indemnity.

The opinions expressed herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States as in effect on the date of this letter and typically applicable to transactions of the type contemplated in this letter and to the specific legal matters expressly addressed herein, and no opinion is expressed or implied with respect to the laws of any other jurisdiction or any legal matter not expressly addressed herein.

The opinions set forth above are qualified in that the legality or enforceability of the documents referred to therein may be (a) subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, (b) limited insofar as the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any enforcement thereof may be sought, and (c) subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) including principles of commercial reasonableness or conscionability and an implied covenant of good faith and fair dealing. Insofar as provisions of any of the documents referenced in this letter provide for indemnification or contribution, the enforcement thereof may be limited by public policy considerations.

The Interpublic Group of Companies

We hereby consent to the use of our name in the Prospectus, under the heading “Legal Matters,” as counsel for the Company who has passed on the validity of the Securities and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated April 3, 2014. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP